Exhibit 99.1

Acadia Realty Trust Announces Further Corporate Governance Actions; All Outside Board Members To Be Fully Independent

    NEW YORK--(BUSINESS WIRE)--March 18, 2004--Acadia Realty Trust (NYSE: AKR - "Acadia" or the "Company"), a real estate investment trust and owner and operator of shopping centers anchored by necessity-based or value-oriented retailers, today announced the next phase of its corporate governance initiatives.
    In connection with the Company's efforts to transition to a more independent Board of Trustees (the "Board"), Acadia announced that the following four individuals will not stand for re-election at the next annual meeting of Acadia's shareholders:

    -- Martin Edelman of the law firm Paul Hastings Janofsky and Walker, the Company's outside general counsel;
    -- Gregory White of Prima Advisors, who is a member of the board of trustees of a competing retail REIT;
    -- Marvin Levine of the law firm Wachtel & Masyr, which actively represents Acadia in transactions; and
    -- Lawrence Longua, an original member of Mark Center Trust's board of trustees who is currently with Newmark & Company.

    The Company also announced that Ross Dworman, former Chairman and Chief Executive Officer, has resigned as a trustee. In conjunction with his resignation, Mr. Dworman exercised all of his outstanding share options. These options to purchase one million common shares at $7.50 per share were granted pursuant to the 1998 merger with Mark Centers Trust. Mr. Dworman said, "I am very proud of the accomplishments of management and the Board over the past five years. They have done a terrific job executing the business plan initiated during my tenure as Chief Executive Officer. However, I am looking forward to continuing to expand my business interests outside of Acadia."
    At the next annual meeting of shareholders on May 6, 2004, four of the Company's current independent trustees will stand for re-election:
Lee Wielansky, Douglas Crocker II, Alan Forman and Lorrence Kellar. Acadia's only management trustee, Kenneth F. Bernstein (President and Chief Executive Officer), will also stand for re-election. In addition, Acadia's Nominating/Corporate Governance Committee intends to select two new independent candidates to stand for election, bringing the size of the Board to seven members. Assuming all expected trustees are elected to the Board by shareholders, six of the seven members will be independent under New York Stock Exchange requirements.
    Commenting on the changes, Kenneth F. Bernstein said, "Each of the five departing trustees has brought energy, wisdom and integrity to our Company and has been a great asset from the earliest days of our merger with Mark Centers. Their efforts, guidance and support were essential in Acadia executing its turnaround strategy and the progress we have achieved to date. Acadia's achievements could not have occurred without the help of these five departing members. We wish them great success in their many endeavors. Looking forward, we are fortunate that we have created a core of knowledgeable, independent trustees. I look forward to working with them as Acadia continues to build on the foundations set in place over the past several years. It is my expectation that the Nominating Committee will identify two independent members shortly to add to our Board and that these new members will further contribute to Acadia's transparency, governance and growth."
    Last year the Company commenced certain corporate governance initiatives by naming Lee Wielansky to the position of Independent Lead Trustee and adding Douglas Crocker II and Lorrence Kellar as independent members to its Board. In addition, the Company created three mandatory committees required by the New York Stock Exchange (Audit, Compensation and Nominating/Corporate Governance), each of which is comprised of independent trustees. The Company also created and published charters for each of the committees as well as a Senior Officer Code of Conduct, a Whistleblower Policy and a Code of Business Ethics, which are all available on the Company's website.
    Acadia Realty Trust, headquartered in White Plains, NY, is a fully integrated and self-managed real estate investment trust which specializes in the acquisition, redevelopment and operation of shopping centers which are anchored by necessity-based and value-oriented retail. Acadia currently owns, or has interests in, and operates 62 properties totaling approximately nine million square feet, located primarily in the Northeast, Mid-Atlantic and Midwest United States.

    Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this document. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based. The Company also refers you to the documents filed by the Company, from time to time, with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K, for a discussion of such risks and uncertainties.

    For more information on Acadia Realty Trust, visit the Company's Web site at www.acadiarealty.com

    CONTACT: Investor Relations:
             Acadia Realty Trust
             Jon Grisham, 914-288-8142